                                                              Exhibit 11.1

                FOODBRANDS AMERICA, INC. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                 (In thousands, except per share figures)
                                                  Fiscal Year Ended
                                           ______________________________
                                           Dec. 28,   Dec. 30,   Dec. 31,
                                            1996       1995       1994
                                           ________   ________   ________
Income (loss) from continuing operations   $ 15,918   $  9,601   $ (5,195)
Income (loss) from discontinued
 operations                                    -        (4,121)    (8,522)
Loss on disposal of discontinued
 operations                                    -       (38,526)      -
Extraordinary loss on early
 extinguishment of debt                      (5,051)    (1,049)    (2,481)
                                           ________   ________   ________

Net income (loss)                          $ 10,867   $(34,095)  $(16,198)
                                           ========   ========   ========
Primary earnings per share:
Weighted average number of
 common shares outstanding                   12,471     12,453      8,727
Common stock equivalents:
  Dilutive options and warrants                 -          -          -
                                             ______     ______     ______
Weighted average number of common
 and common equivalent shares
 outstanding                                 12,471     12,453      8,727
                                             ======     ======     ======
Income (loss) from continuing
 operations                                  $ 1.28     $ 0.77     $(0.59)
Income (loss) from discontinued
 operations                                     -        (0.33)     (0.98)
 Loss on disposal of discontinued
 operations                                     -        (3.09)       -
Extraordinary loss on early
 extinguishment of debt                       (0.41)     (0.08)     (0.28)
                                             ______     ______     ______
Net income (loss) per share                  $ 0.87     $(2.73)    $(1.85)
                                             ======     ======     ======
Fully diluted earnings per share:
Weighted average number of
 common shares outstanding                   12,471     12,453      8,727
Common stock equivalents:
 Dilutive options and warrants                  175        -          -
                                             ______     ______     ______
Weighted average number of common
 and common equivalent shares
 outstanding                                 12,646     12,453      8,727
                                             ======     ======     ======
Income (loss) from continuing
 operations                                  $ 1.26     $ 0.77     $(0.59)
Income (loss) from discontinued
 operations                                     -        (0.33)     (0.98)
Loss on disposal of discontinued
 operations                                     -        (3.09)       -
Extraordinary loss on early
 extinguishment of debt                       (0.40)     (0.08)     (0.28)
                                             ______     ______     ______
Net income (loss) per share                  $ 0.86     $(2.73)    $(1.85)
                                             ======     ======     ======
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